EXHIBIT 35

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this amendment to Schedule 13D.  This Joint Filing Agreement shall be included as an Exhibit to such joint filing.  In evidence thereof, each of the undersigned, being duly authorized, hereby executed this Agreement.

Date:           June 23, 2011

TAMMS MANAGEMENT CORPORATION
MA 1994 B SHARES, L.P.
MA 1994 B SHARES, INC.
MICKY ARISON
ETERNITY TWO TRUST
JMD DELAWARE, INC.
JAMES M. DUBIN
ARTSFARE 2005 TRUST NO. 2
SUNTRUST DELAWARE TRUST COMPANY
J.P. MORGAN TRUST COMPANY OF DELAWARE
ARTSFARE 2003 TRUST
MBA I, L.P.
JAFASA CONTINUED IRREVOCABLE TRUST
JMNJ PROTECTOR, LLC
RICHARD SKOR

By: James M. Dubin, Attorney-in-Fact
/s/ James M. Dubin

KNIGHT PROTECTOR, INC.
By: James M. Dubin, Authorized Signatory
/s/ James M. Dubin

/s/ James M. Dubin
James M. Dubin